Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARCA biopharma, Inc.:

We consent to the use of our report dated March 21, 2013, with respect to the consolidated balance sheets of ARCA biopharma, Inc. (a development stage enterprise) and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2012 and for the period from December 17, 2001 (inception) to December 31, 2012, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 21, 2013 contains an explanatory paragraph that states that the Company’s recurring losses from operations and its dependence upon raising additional funds from strategic transactions, sales of equity, and/or issuance of debt raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Denver, Colorado

April 4, 2013